Exhibit 99.1

NASTECH ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

BOTHELL, WA, July 21, 2004 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the quarter ended June 30, 2004. The net loss for the quarter ended June 30, 2004 was $7.5 million or $0.62 per share, compared to net income of $13.0 million or $1.20 per share for the quarter ended June 30, 2003. Net loss for the six months ended June 30, 2004 was $15.1 million or $1.26 per share compared to net income of $10.0 million or $0.93 per share for the six months ended June 30, 2003. The increase in net loss compared to the prior year resulted from decreases in revenue of $15.7 million and $17.8 million in the three- and six-month periods ended June 30, 2004, respectively, due to one-time 2003 events including: revenue from pharmaceutical product sales of Nascobal, which was divested in 2003; a related non-operating gain of $4.2 million on the divesture; and revenue recognition of $15.0 million relating to the reacquisition of intranasal apomorphine.

Sales and marketing expenses decreased $0.9 million and $1.6 million for the three and six months ended June 30, 2004 compared to the same periods in 2003, primarily related to the prior year divestiture of Nascobal. Research and development expenses increased $1.2 million for the quarter ended June 30, 2004 and $4.3 million for the six months ended June 30, 2004 compared to the prior year due to increased clinical program activities for products under development and increases in R&D staffing.

Nastech ended the second quarter of 2004 with $26.0 million in cash, cash equivalents and investments compared to $25.1 million at December 31, 2003. In June 2004, Nastech raised $12.5 million through a sale of common stock pursuant to the Company’s effective shelf registration statement.

“Our clinical progress during the second quarter of 2004 included the continued advancement of our PYY program and the start of clinical trials for our PTH nasal spray for osteoporosis,” said Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. “In addition, our strengthened cash position provides additional resources to enhance our product pipeline and to drive the pipeline forward.”

SECOND QUARTER 2004 CORPORATE HIGHLIGHTS

Peptide YY3-36 Nasal Spray (PYY) for Obesity

Nastech made clinical progress in its development of PYY Nasal Spray for obesity, strengthened its patent estate with respect to PYY, and presented certain of its PYY data. In particular:

Nastech announced results from a randomized, double blind, placebo controlled Phase I-C dose-sequencing study of PYY Nasal Spray for obesity, indicating the investigational product is safe and well tolerated in clinically obese men and women, reduces caloric intake and shows positive tendencies in weight loss and cholesterol reduction.

Nastech acquired exclusive worldwide rights to the Cedars-Sinai Medical Center, Los Angeles, California, PYY patent, patent applications and proprietary know-how estate.

Nastech presented data from its PYY program at the 13th European Congress on Obesity in Prague, Czech Republic. The conference marked the first presentation of data on Nastech’s PYY Nasal Spray development program in the scientific community.

Intranasal Parathyroid Hormone for Osteoporosis

Nastech initiated a Phase I clinical trial to evaluate intranasal administration of human parathyroid hormone 1-34 (PTH1-34). The objective of the Phase I study is to determine nasal absorption and safety of Nastech’s investigational PTH1-34 Nasal Spray formulation versus the approved subcutaneous injection.

Nascobal Nasal Spray for vitamin B-12 deficiencies and Salmon-Calcitonin Nasal Spray for osteoporosis

Nastech announced the successful completion by the U.S. FDA of a Pre-Approval Inspection (PAI) of the Company’s manufacturing facility for both the Nascobal Nasal Spray product for treatment of vitamin B-12 deficiencies and the Salmon-Calcitonin Nasal Spray product for osteoporosis. Both product candidates are under FDA review for marketing clearance. Nascobal Nasal Spray is licensed to Questcor Pharmaceuticals, Inc.

Appointments to Board of Directors and Management

Nastech shareholders elected three new members to the Company’s Board of Directors including: Myron Z. Holubiak, an executive and board member of HealthSTAR Communications, Inc. and a former President of Roche Laboratories, Inc.; Leslie D. Michelson, Vice Chairman and Chief Executive Officer of the Prostate Cancer Foundation; and Gerald T. Stanewick, formerly with Spear Leeds & Kellogg, a subsidiary of Goldman Sachs & Co.

Nastech appointed Timothy Duffy as Vice President, Marketing and Business Development. Mr. Duffy brings nearly 20 years of pharmaceutical and biotechnology experience to Nastech, including 13 years at Proctor & Gamble Pharmaceuticals and, most recently, at Prometheus Laboratories, where he served as vice president of business development.

CONFERENCE CALL

Management will host a conference call to review second quarter financial results for the period ended June 30, 2004 and recent business developments. The call is scheduled for today, July 21, 2004, at 11:00 a.m. Eastern Time. To access the live call or the 30-day archive via the Internet, log on to www.Nastech.com. Please connect to the Nastech website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the web cast. Telephone replay will be available beginning approximately two hours after the call. To access the replay, please call 888-203-1112 (U.S.) or 719-457-0820 (international) and reference access code 130702.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is an emerging pharmaceutical company dedicated to the development and commercialization of innovative drug delivery technologies and products. The Company’s proprietary technologies focus on the delivery of small and large molecule drugs by nasal administration. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of obesity, sexual dysfunction, pain management and osteoporosis. Additional information about Nastech is available at www.nastech.com.

NASTECH SAFE HARBOR STATEMENT

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Company. These factors include, but are not limited to: (i) the ability of the Company to obtain additional funding; (ii) the ability of the Company to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the Company’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) the Company’s and/or a partner’s ability to obtain required governmental approvals, including product and patent approvals; and (v) the Company’s and/or the Company’s partner’s ability to develop and commercialize products that can compete favorably with those of competitors. In addition, significant fluctuations in quarterly results may occur as a result of the timing of milestone payments, the recognition of revenue from milestone payments and other sources not related to product sales to third parties, and the timing of costs and expenses related to the Company’s research and development programs. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider, and which are incorporated herein by reference. The Company undertakes no obligation to publicly release the revisions in such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events or circumstances, except as required by securities and other applicable laws.

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CONTACTS:
Gregory L. Weaver	Burns McClellan
Chief Financial Officer	Aline Schimmel (Investors)
(425) 908-3600	Kathy Jones, Ph.D. (Media)
(212) 213-0006

TABLE FOLLOWS

NASTECH PHARMACEUTICAL COMPANY INC.

SELECTED FINANCIAL INFORMATION
Statement of Operations Data (in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue:
Product revenue, net	$—	$580	$120	$1,590
License and research fees	45	15,138	73	16,445

Total revenue	45	15,718	193	18,035

Operating expenses:
Cost of product revenue	—	121	64	266
Research and development	5,261	4,051	11,111	6,860
Sales and marketing	212	1,111	365	1,957
General and administrative	2,012	1,635	3,696	2,984

Total operating expenses	7,485	6,918	15,236	12,067

Net income (loss) from operations	(7,440)	8,880	(15,043)	5,968
Gain on sale of intangible assets	—	4,236	—	4,236
Interest income	43	47	99	99
Interest expense	(94)	(131)	(191)	(276)

Net income (loss)	$(7,491)	$12,952	$(15,135)	$10,027

Net income (loss) per common share-basic	$(0.62)	$1.26	$(1.26)	$0.98

Net income (loss) per common share- diluted	$(0.62)	$1.20	$(1.26)	$0.93

Average shares outstanding-basic	12,117	10,246	12,005	10,221

Average shares outstanding-diluted	12,117	10,826	12,005	10,743

	June 30,	December 31,
Selected Balance Sheet Data	2004	2003
Cash and cash equivalents	$16,279	$16,792
Investments	9,712	8,289
Property, intangibles and other assets	6,013	6,057
Total assets	32,004	31,138
Working capital	13,762	14,766
Accumulated deficit	(69,979)	(54,844)
Stockholders’ equity	16,496	17,906